Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440, 333-160424 and 333-174992 and Forms S-3 Nos. 333-158998 and 333-161391) of Stone Energy Corporation and in the related Prospectuses of our reports dated February 27, 2012, with respect to the consolidated financial statements of Stone Energy Corporation, and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

New Orleans, Louisiana

February 27, 2012